                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

        The Pro Forma Consolidated Balance Sheet as of August 31, 1998 and the Pro Forma Consolidated Statement of Operations for the year ended November 30, 1997 and for the nine-month period ended August 31, 1998 are based on the historical consolidated financial statements of Carey International, Inc. and subsidiaries (the "Company") and historical combined financial statements of American Limousine Partners, Inc. The Pro Forma Consolidated Balance Sheet has been prepared assuming the acquisition of American Limousine Partners, Inc. occurred on August 31, 1998.

        The Pro Forma Consolidated Statement of Operations for the year ended November 30, 1997 and for the nine-month period ended August 31, 1998 have been prepared assuming the acquisition of American Limousine Partners, Inc. occurred on December 1, 1996. For purposes of the Pro Forma Consolidated Statements of Operations for the year ended November 30, 1997 and the nine-month period ended August 31, 1998, American Limousine Partners, Inc.'s Combined Statement of Operations for the year ended December 31, 1997 has been consolidated with the Consolidated Statement of Operations of the Company for the year ended
November 30, 1997 and American Limousine Partners, Inc.'s Combined Statement of Operations for the eight-month period ended August 31, 1998 has been combined with American Limousine Partners, Inc.'s Statement of Operations for the month ended December 31, 1997 and the Consolidated Statement of Operations of the Company for the nine-month period ended August 31, 1998. The Pro Forma Consolidated Statement of Operations also reflects the issuance of an aggregate of 940,623 shares of Common Stock (net of underwriting discounts) to repay certain debt incurred in connection with the acquisition of American Limousine Partners, Inc. These 940,623 shares, based on the Company's secondary public offering in June of 1998, are assumed to have been issued and the debt repaid at the beginning of the period presented, and thus interest expense attributable to such debts have been excluded.

        The Pro Forma Consolidated Financial Statements do not purport to represent what the Company's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project the Company's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the notes thereto. In addition, the allocation of purchase price to the assets and liabilities of American Limousine Partners, Inc. is preliminary and the final allocation may differ from the amounts reflected herein. The Pro Forma Consolidated Financial Statements should be read in conjunction with the other financial statements and notes thereto previously filed by the Company.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                                        August 31, 1998
                                                                ----------------------------------------------------------------
                                                                                  American
                                                                                  Limousine       Acquisition
                                                                  Company       Partners, Inc.    Adjustment         Pro Forma
                                                                -------------   -------------   --------------     -------------
                        Assets
Cash and cash equivalents                                       $  31,497,934   $     165,175   $     (165,175)(1) $  31,497,934
Accounts receivable, net                                           16,142,947       1,313,540         (214,037)(1)    17,242,450
Notes receivable from contracts, current portion                      913,651                                            913,651
Prepaid expenses and other current assets                           1,709,604         472,697         (411,852)(1)     1,770,449
                                                                -------------   -------------   --------------     -------------
        Total current assets                                       50,264,136       1,951,412         (791,064)       51,424,484

Fixed assets, net                                                   9,095,343       2,555,605         (226,705)(1)    11,424,243
Notes receivable from contracts, excluding current portion          9,349,879                                          9,349,879
Franchise rights, net                                              10,656,665                                         10,656,665
Trade name, trademark and contract rights, net                      6,353,220                                          6,353,220
Goodwill and other intangible assets, net                          35,001,603         439,471         (439,471)(1)    53,563,325
                                                                                                    18,561,722 (2)
Deferred tax assets                                                   480,379                                            480,379
Deposits and other current assets                                   1,465,049           8,841                          1,473,890
                                                                -------------   -------------   --------------     -------------
        Total assets                                            $ 122,666,274   $   4,955,329   $   17,104,482     $ 144,726,085
                                                                =============   =============   ==============     =============

          Liabilities and Stockholders' Equity
Curent portion of notes payable                                 $   1,020,587   $     992,875   $   20,000,000 (2)   $22,013,462
Current portion of capital leases                                     400,948                                            400,948
Accounts payable and accrued expenses                              16,832,139         925,604         (380,038)(1)    17,619,705
                                                                                                       242,000 (2)
                                                                -------------   -------------   --------------     -------------

        Total current liabilities                                  18,253,674       1,918,479       19,861,962        40,034,115

Notes payable, excluding current portion                            1,769,689         157,907                          1,927,596
Capital leases, excluding current portion                             830,393                                            830,393
Deferred tax and long-term liabilities                                264,974         121,463                            386,437
Deferred revenue                                                   14,623,264                                         14,623,264
Commitments and contingencies
Stockholders' equity:
        Common stock, $.01 par value; 20,000,000 authorized
        shares, 9,448,834 issued and outstanding shares                94,488          54,000          (54,000)(2)        94,488
Additional paid-in capital                                         78,730,451                                         78,730,451
Retained earnings                                                   8,099,341       2,703,480       (1,077,202)(1)     8,099,341
                                                                                                    (1,626,278)(2)
                                                                -------------   -------------   --------------     -------------
          Total stockholders' equity                               86,924,280       2,757,480       (2,757,480)       86,924,280

                                                                -------------   -------------   --------------     -------------
             Total liabilities and stockholders' equity         $ 122,666,274   $   4,955,329   $   17,104,482     $ 144,726,085
                                                                =============   =============   ==============     =============

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                               For the year ended November 30, 1997
                                      -----------------------------------------------------------------------------------
                                                                       American
                                                                      Limousine           Pro Forma
                                                    Company         Partners, Inc         Adjustment          Pro Forma
                                                 -------------      -------------       -------------       -------------
Revenue, net                                     $  86,378,313      $  20,174,517       $   3,000,000 (4)   $ 109,552,830
Cost of revenue                                     57,890,393         13,623,211           2,026,000 (4)      73,539,604
                                                 -------------      -------------       -------------       -------------
        Gross profit                                28,487,920          6,551,306             974,000          36,013,226
Selling, general and administrative
expense                                             20,111,590          5,831,800             619,000 (3)      25,805,390
                                                                                             (650,000)(4)
                                                                                              (72,000)(4)
                                                                                              (86,000)(4)
                                                                                             (113,000)(4)
                                                                                             (460,000)(4)
                                                                                              624,000 (4)
                                                 -------------      -------------       -------------       -------------
        Operating income                             8,376,330            719,506           1,112,000          10,207,836
Other income (expense)
    Interest expense                                (1,141,946)           (91,206)             91,206 (5)      (1,141,946)
    Interest and other income                          451,388            328,896            (200,340)(4)         579,944
                                                 -------------      -------------       -------------       -------------
Income before provision for income taxes             7,685,772      $     957,196       $   1,002,866           9,645,834
                                                                    =============       =============
Provision for income taxes                           3,162,282                                                  4,051,250 (6)
                                                 -------------                                              -------------
Net income                                       $   4,523,490                                              $   5,594,584
                                                 =============                                              =============
Net income per common share - basic                      $1.00                                                      $1.03 (7)
                                                 =============                                              =============
Net income per common share - diluted                    $0.77                                                      $0.82 (7)
                                                 =============                                              =============
Weighted average common shares used in
computing net income per common share-
basic                                                4,506,108                                                  5,446,731 (7)
                                                 =============                                              =============
Weighted average common shares used in
computing net income per common share-
diluted                                              6,137,418                                                  7,078,041 (7)
                                                 =============                                              =============
Pro forma net income per common share -
basic                                                    $0.81                                                      $0.85 (7)
                                                 =============                                              =============
Pro forma net income per common share -
diluted                                                  $0.76                                                      $0.81 (7)
                                                 =============                                              =============
Pro forma weighted average common shares
outstanding used in computing net income
per common share - basic                             5,819,145                                                  6,759,768 (7)
                                                 =============                                              =============
Pro forma weighted average common shares
outstanding used in computing net income
per common share - diluted                           6,180,773                                                  7,121,396 (7)
                                                 =============                                              =============

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                              For the nine-month period ended August 31, 1998
                                        -------------------------------------------------------------------------------------------
                                                             American Limousine Partners, Inc
                                                       -------------------------------------------
                                                         For the        For the
                                                       eight-month       month
                                                       period ended      ended
                                                        August 31,     December 31,                Pro Forma
                                          Company          1998           1997         Subtotal    Adjustment       Pro Forma
                                        -------------  -----------  ---------------  -----------  ------------     ------------
Revenue, net                              $84,797,598  $14,291,755  $     1,553,807  $15,845,562  $          -     $100,643,160

Cost of revenue                            57,160,077    9,955,279        1,072,563   11,027,842             -       68,187,919
                                        -------------  -----------  ---------------  -----------  ------------     ------------
        Gross profit                       27,637,521    4,336,476          481,244    4,817,720             -       32,455,241

Selling, general and administrative
expense                                    19,628,479    3,872,740          526,900    4,399,640       464,000 (3)   23,805,119
                                                                                                      (337,000)(4)
                                                                                                      (100,000)(4)
                                                                                                      (250,000)(4)
                                        -------------  -----------  ---------------  -----------  ------------     ------------
        Operating income                    8,009,042      463,736          (45,656)     418,080       223,000        8,650,122

Other income (expense)

    Interest expense                         (328,257)     (72,757)          (7,850)     (80,607)       80,607 (5)     (328,257)

    Interest and other income                 852,121       64,961          199,035      263,996      (200,340)(4)      748,777
                                                                                                      (167,000)(5)
                                        -------------  -----------  ---------------   ----------  ------------     ------------
Income before provision for income
taxes                                       8,532,906  $   455,940  $       145,529   $  601,469  $    (63,733)       9,070,642
                                                       ===========  ===============   ==========  ============

Provision for income taxes                  3,541,156                                                                 3,764,316(6)
                                         ------------                                                              ------------
Net income                               $  4,991,750                                                              $  5,306,326
                                         ============                                                              ============

Net income per common share - basic             $0.60                                                                     $0.59(7)
                                         ============                                                              ============
Net income per common share - diluted           $0.56                                                                     $0.56(7)
                                         ============                                                              ============

Weighted average common shares used in
computing net income per common share -
basic                                       8,362,096                                                                 8,989,178(7)
                                         ============                                                              ============

Weighted average common shares used in
computing net income per common share -
diluted                                     8,894,827                                                                 9,521,909(7)
                                         ============                                                              ============

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) Pro forma adjustment to give effect to the exclusion of certain assets and liabilities, primarily cash, fixed assets, and owners' notes, from the entities and assets acquired.

(2) Pro forma adjustment to give effect to the purchase of Airport Limousine Partners, Inc. for $20.0 million, as if the acquisition occurred on August 31, 1998. The adjustment reflects a promissary note issued in the aggregate amount of $20.0 million, $19 million of which is due on November 4, 1998 and $1 million of which is due on January 2, 1999. The allocation of the purchase price to the estimated fair value of the assets and liabilities assumed will result in the recognition by the Company of $18.6 million in goodwill. As part of the fair market value allocation, the Company determined that certain reserves and liabilities were required as part of the acquisition, primarily for severance pay for certain members of management and to accrue costs specific to completion of the operating systems, approximately $242,000.

(3)  Pro forma adjustment to give effect to the amortization of goodwill.

(4) Pro forma adjustments for certain nonrecurring expenses and other income for the period and year ended August 31, 1998 and November 30, 1997, respectively. Adjustment for (1) excess owners bonuses of $337,000 and $650,000, respectively; (2) professional fees incurred in connection with the sale of Airport Limousine Partners, Inc. and the purchase of Hindsdale of $100,000 and $72,000, respectively; (3) salaries of terminated individuals of $0 and $86,000, respectively, who are not to be replaced;
     (4) cost of settling previous acquisitions expensed by Airport Limousine Partners, Inc. of $0 and $113,000, respectively; (5) advertising costs which are to be discontinued or reduced as a result of consolidation with the Company of $250,000 and $460,000, respectively; and (6) additional revenue and cost of revenue had the Hindsdale Acquisition occurred at December 1, 1996; and (7) reduce other income which is nonrecurring in the amount of $200,340.

(5) Pro forma adjustment's to (1) reduce interest earned on the $20.0 million of net proceeds from the secondary public offering assumed to be used to payoff acquisition debt and (2) reduce outstanding debt and related interest expense of Airport Limousine Partners, Inc. as of the date of the acquisition through working capital (approximately $1.1 million of debt as of August 31, 1998).

(6) Pro forma adjustment to reflect the incremental provision for federal and state income taxes at a consolidated effective tax rate of 41.5%, and 42% for the nine months ended August 31, 1998, and the year ended November 30, 1997, respectively. The companies acquired were "Subchapter S" prior to the acquisitions. No material operating loss carry forwards existed at the date of acquisition.

(7) Net income per common share, for both the "Company" column and the "Pro forma" column, was computed by dividing the net income for the nine-month period ended August 31, 1998 and the year ended November 30, 1997 by the weighted average number of common shares including common share equivalents. The weighted average number of common shares, under the "Pro forma" column, gives retroactive effect for the issuance of common stock in a quantity sufficient to raise the acquisition proceeds to meet the needs of the promissary note, 627,082 and 940,623, respectively. Net income used in calculating Pro forma net income per common share has been adjusted for
     (i) the elimination of interest expense, net of taxes, resulting from the conversion of $4,867,546 of subordinated debt into common stock and (ii) increasing the weighted average common shares outstanding by the number of common shares resulting from the conversion of such debt, as well as the partial conversion of the Series A Preferred Stock.